Exhibit 15
SECURITIES
LOAN AGREEMENT
Dated as of: March 30, 2010
Between: LeBow Alpha LLLP
and Bennett S. LeBow
1.	Applicability.
The parties hereto desire to enter into a transaction in which LeBow Alpha LLLP, a Delaware limited liability limited partnership (“Lender”), will lend to Bennett S. LeBow (“Borrower”) three hundred thousand (300,000) shares of common stock (the “Shares”) of Vector Group Ltd., a Delaware corporation. The transaction shall be referred to herein as the “Loan” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in an Annex or Schedule hereto and in any other annexes identified herein or therein as applicable hereunder. Capitalized terms not otherwise defined herein shall have the meanings provided in Section 21.
2.	Loans of Securities.
2.1
Subject to the terms and conditions of this Agreement, Borrower desires to initiate a transaction in which Lender will lend the Shares to Borrower. This Agreement shall constitute conclusive evidence of the terms agreed between Borrower and Lender with respect to the Loan.

2.2
Notwithstanding any other provision in this Agreement regarding when the Loan commences, the Loan hereunder shall not occur until the Loaned Securities have been transferred in accordance with Section 13.

3.	Transfer of Loaned Securities.
3.1	Lender shall transfer Loaned Securities to Borrower hereunder on or before the Cutoff Time five Business Days from the date of this Agreement (the “Closing Date”).
3.2
Notwithstanding any other provision in this Agreement, the parties hereto agree that they intend the Loan hereunder to be a loan of Securities. If, however, the Loan is deemed to be a loan of money by Borrower to Lender, then Borrower shall have, and Lender shall be deemed to have granted, a security interest in the Loaned Securities and the proceeds thereof.

4.	Fees for Loan.
4.1
Borrower agrees to pay Lender a loan fee (a “Loan Fee”) at the rate of two percent (2%) per annum, based on the aggregate Market Value of the Loaned Securities on the day the Loan commences. Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned Securities are returned to Lender.

4.2
Any Loan Fee payable hereunder shall be payable upon the termination of the Loan hereunder (or, if a transfer of cash in accordance with Section 13 may not be effected on the day of such termination, the next day on which such a transfer may be effected).

Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower.
5.	Termination of the Loan.

5.1	(a)	Unless otherwise agreed, either party may terminate the Loan on a termination date established by notice given to the other party prior to the Close of Business on a Business Day. The termination date established by a termination notice shall be a date no earlier than the standard settlement date that would apply to a purchase or sale of the Loaned Securities entered into at the time of such notice, which date shall, unless Borrower and Lender agree to the contrary, be the third Business Day following such notice.
(b)
Notwithstanding paragraph (a) and unless otherwise agreed, Borrower may terminate the Loan on any Business Day by giving notice to Lender and transferring the Loaned Securities to Lender before the Cutoff Time on such Business Day.

5.2	Unless otherwise agreed, Borrower shall, on or before the Cutoff Time on the termination date of the Loan, transfer the Loaned Securities to Lender.
6.	Rights in Respect of Loaned Securities.
6.1
Except as set forth in Sections 7.1 and 7.2 and as otherwise agreed by Borrower and Lender, until Loaned Securities are required to be redelivered to Lender upon termination of the Loan hereunder, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, the Loaned Securities in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan.

7.	Distributions.
7.1
Lender shall be entitled to receive all Distributions made on or in respect of the Loaned Securities which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower.

7.2
Any cash Distributions made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 7.1, shall be paid by the transfer of cash to Lender by Borrower, payable upon the termination of the Loan (or, if a transfer of cash in accordance with Section 13 may not be effected on the day of such termination, the next day on which such a transfer may be effected), in an amount equal to such cash Distribution, so long as Lender is not in Default at the time of such payment. Non-cash Distributions that Lender is entitled to receive pursuant to Section 7.1 shall be added to the Loaned Securities on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith transfer the same to Lender.

7.3	Unless otherwise agreed by the parties:
(a)
If (i) Borrower is required to make a payment (a “Borrower Payment”) with respect to cash Distributions on Loaned Securities under Sections 7.1 and 7.2 (“Securities Distributions”) and (ii) Borrower shall be required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower Payment (“Tax”), then Borrower shall (subject to subsections (b) and (c) below), pay such additional amounts as may be necessary in order that the net amount of the Borrower Payment received by the Lender, after payment of such Tax equals the net amount of the Securities Distribution that would have been received if such Securities Distribution had been paid directly to the Lender.

(b)	No additional amounts shall be payable to the Lender under subsection (a) above to the extent that Tax would have been imposed on a Securities Distribution paid directly to the Lender.
(c)
No additional amounts shall be payable to the Lender under subsection (a) above to the extent that the Lender is entitled to an exemption from, or reduction in the rate of, Tax on a Borrower Payment subject to the provision of a certificate or other documentation, but has failed timely to provide such certificate or other documentation.

(d)
Each party hereto shall be deemed to represent that, as of the commencement of the Loan hereunder, no Tax would be imposed on any cash Distribution paid to it with respect to Loaned Securities subject to the Loan in which it is acting as Lender, unless such party has given notice to the contrary to the other party hereto (which notice shall specify the rate at which such Tax would be imposed). Each party agrees to notify the other of any change that occurs during the term of a Loan in the rate of any Tax that would be imposed on any such cash Distributions payable to it.

8.	Representations.
The parties to this Agreement hereby make the following representations and warranties, which shall continue during the term of the Loan hereunder:
8.1
Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loan contemplated hereby and to perform its obligations hereunder, (b) it has taken all necessary action to authorize such execution, delivery and performance, and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

8.2
Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of the Loan and any dividends, remuneration or other funds received hereunder.

8.3	Each party hereto represents and warrants that it is acting for its own account.
8.4
Borrower represents and warrants that it (or the person to whom it relends the Loaned Securities) is borrowing or will borrow Loaned Securities that are Equity Securities for the purpose of making delivery of such Loaned Securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T as in effect from time to time.

8.5	Lender represents and warrants that it has, or will have at the time of transfer of any Loaned Securities, the right to transfer the Loaned Securities subject to the terms and conditions hereof.
9.	Covenants.
9.1	Each party agrees to be liable as principal with respect to its obligations hereunder.
10.	Events of Default.
The Loan may, at the option of the non-defaulting party (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), be terminated immediately upon the occurrence of any one or more of the following events (individually, a “Default”):
10.1	if any Loaned Securities shall not be transferred to Lender upon termination of the Loan as required by Section 5;
10.2
if the Borrower (a) shall fail to transfer to the Lender amounts in respect of Distributions required to be transferred by Section 7, (b) shall have been notified of such failure by the Lender prior to the Close of Business on any day, and (c) shall not have cured such failure by the Cutoff Time on the next day after such Close of Business on which a transfer of cash may be effected in accordance with Section 13;

10.3	if an Act of Insolvency occurs with respect to either party;
10.4	if any representation made by either party in respect of this Agreement or the Loan hereunder shall be incorrect or untrue in any material respect during the term of the Loan hereunder;
10.5	if either party notifies the other of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or
10.6
if either party (a) shall fail to perform any material obligation under this Agreement not specifically set forth in clauses 10.1 through 10.5, above, including but not limited to the payment of fees as required by Section 4, and the payment of transfer taxes as required by Section 12, (b) shall have been notified of such failure by the other party prior to the Close of Business on any day, and (c) shall not have cured such failure by the Cutoff Time on the next day after such Close of Business on which a transfer of cash may be effected in accordance with Section 13.

The non-defaulting party shall (except upon the occurrence of an Act of Insolvency) give notice as promptly as practicable to the defaulting party of the exercise of its option to terminate the Loan hereunder pursuant to this Section 10.
11.	Remedies.
11.1
Upon the occurrence of a Default under Section 10 entitling Lender to terminate the Loan hereunder, Lender shall have the right, in addition to any other remedies provided herein, to purchase a like amount of Loaned Securities (“Replacement Securities”) in the principal market for such Loaned Securities in a commercially reasonable manner. In the event that Lender shall exercise such rights, Borrower’s obligation to return a like amount of the Loaned Securities shall terminate. In the event that the Lender acquires Replacement Securities upon the occurrence of a Default, Borrower shall be liable to Lender for the amount of the purchase price of such Replacement Securities together with interest thereon at a rate equal to (A) the Federal Funds Rate or (B) such other rate as may be agreed by the parties, in each case as such rate fluctuates from day to day, from the date of such purchase until the date of the payment of such amounts by Borrower to Lender. The purchase price of Replacement Securities purchased under this Section 11.1 shall include broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase. In the event Lender exercises its rights under this Section 11.1, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Securities, to be deemed to have made, respectively, such purchase of Replacement Securities for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the last bid quotation from such a source at the most recent Close of Trading.

11.2
Upon the occurrence of a Default under Section 10 entitling Borrower to terminate the Loan hereunder, Borrower shall have the right, in addition to any other remedies provided herein, (a) to sell a like amount of the Loaned Securities in the principal market for such Loaned Securities in a commercially reasonable manner and (b) to apply and set off the Loaned Securities and any proceeds thereof against any obligation of Lender under this Agreement. In the event Borrower exercises its rights under this Section 11.2, Borrower may elect in its sole discretion, in lieu of selling all or a portion of the Loaned Securities, to be deemed to have made such sale of Loaned Securities for an amount equal to the price therefore on the date of such exercise obtained from a generally recognized source or the last bid quotation from such a source at the most recent Close of Trading. Upon satisfaction of all Lender’s obligations hereunder, any remaining Loaned Securities (or remaining cash proceeds thereof) shall be returned to Lender.

11.3
Unless otherwise agreed, the parties acknowledge and agree that (a) the Loaned Securities are of a type traded in a recognized market, (b) in the absence of a generally recognized source for prices or bid or offer quotations for any security, the non-defaulting party may establish the source therefor in its sole discretion, and (c) all prices and bid and offer quotations shall be increased to include accrued interest to the extent not already included therein (except to the extent contrary to market practice with respect to the relevant Securities).

11.4	In addition to its rights hereunder, the non-defaulting party shall have any rights otherwise available to it under any other agreement or applicable law.

12.	Transfer Taxes.
All transfer taxes with respect to the transfer of the Loaned Securities by Lender to Borrower and by Borrower to Lender upon termination of the Loan shall be paid by Borrower.
13.	Transfers.
13.1
All transfers by either Borrower or Lender of Loaned Securities hereunder shall be by (a) in the case of certificated securities, physical delivery of certificates representing such securities together with duly executed stock transfer power with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, (b) registration of an uncertificated security in the transferee’s name by the issuer of such uncertificated security, (c) the crediting by a Clearing Organization of such financial assets to the transferee’s “securities account” (within the meaning of the UCC) maintained with such Clearing Organization, or (d) such other means as Borrower and Lender may agree.

13.2	All transfers of cash hereunder shall be by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as Borrower and Lender may agree.
13.3
All transfers of letters of credit from Borrower to Lender shall be made by physical delivery to Lender of an irrevocable letter of credit issued by a “bank” as defined in Section 3(a)(6)(A)-(C) of the Exchange Act. Transfers of letters of credit from Lender to Borrower shall be made by causing such letters of credit to be returned or by causing the amount of such letters of credit to be reduced to the amount required after such transfer.

13.4
A transfer of Securities, cash or letters of credit may be effected under this Section 13 on any day except (a) a day on which the transferee is closed for business at its address set forth in Schedule A hereto or (b) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

13.5
For the avoidance of doubt, the parties agree and acknowledge that the term “securities,” as used herein (except in this Section 13), shall include any “security entitlements” with respect to such securities (within the meaning of the UCC). In every transfer of “financial assets” (within the meaning of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation.

14.	Contractual Currency.
14.1
Borrower and Lender agree that (a) any payment in respect of a Distribution under Section 7 shall be made in the currency in which the underlying Distribution of cash was made, (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made, and (c) any other payment of cash in connection with the Loan under this Agreement shall be in the currency agreed upon by Borrower and Lender in connection with the Loan (the currency established under clause (a), (b) or (c) hereinafter referred to as the “Contractual Currency”). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.

14.2
If for any reason the amount in the Contractual Currency received under Section 14.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non-defaulting party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.

14.3
If for any reason the amount in the Contractual Currency received under Section 14.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non-defaulting party) refund promptly the amount of such excess.

15.	APPLICABLE LAW.
THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
16.	Waiver.
The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.
17.	Survival of Remedies.
All remedies hereunder and all obligations with respect to the Loan shall survive the termination of the Loan, return of Loaned Securities and termination of this Agreement.
18.	Notices and Other Communications.
Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by telephone, mail, facsimile, e-mail, electronic message, telegraph, messenger or otherwise to the individuals and at the facsimile numbers and addresses specified with respect to it in Schedule A hereto, or sent to such party at any other place specified in a notice of change of number or address hereafter received by the other party. Any notice, statement, demand or other communication hereunder will be deemed effective on the day and at the time on which it is received or, if not received, on the day and at the time on which its delivery was in good faith attempted; provided, however, that any notice by a party to the other party by telephone shall be deemed effective only if (a) such notice is followed by written confirmation thereof and (b) at least one of the other means of providing notice that are specifically listed above has previously been attempted in good faith by the notifying party.

19.	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
19.1
EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR FLORIDA STATE COURT SITTING IN MIAMI-DADE COUNTY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

19.2
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.	Miscellaneous.
20.1
Except as otherwise agreed by the parties, this Agreement supersedes any other agreement between the parties hereto concerning loans of Securities between Borrower and Lender. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought. The parties hereto acknowledge and agree that, in connection with this Agreement and the Loan hereunder, time is of the essence. Each provision and agreement herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

20.2	As used in this Agreement, the masculine, feminine or neutral gender and the singular or plural number should be deemed to include the others whenever the context so requires.
21.	Definitions.
For the purposes hereof:
21.1
“Act of Insolvency” shall mean, with respect to any party, (a) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party’s seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (b) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (i) is consented to or not timely contested by such party, (ii) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (iii) is not dismissed within 15 days, (c) the making by such party of a general assignment for the benefit of creditors, or (d) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

21.2	“Bankruptcy Code” shall have the meaning assigned in Section 22.1

21.3	“Borrower” shall have the meaning assigned in Section 1.

21.4	“Borrower Payment” shall have the meaning assigned in Section 7.3(a).
21.5
“Business Day” shall mean, with respect to the Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to the Loan, provided, however, that for purposes of determining the Market Value of any Securities hereunder, such term shall mean a day on which regular trading occurs in the principal market for the Securities whose value is being determined. Notwithstanding the foregoing, in no event shall a Saturday or Sunday be considered a Business Day.

21.6
“Clearing Organization” shall mean (a) The Depository Trust Company, or, if agreed to by Borrower and Lender, such other “securities intermediary” (within the meaning of the UCC) at which Borrower (or Borrower’s agent) and Lender (or Lender’s agent) maintain accounts, or (b) a Federal Reserve Bank, to the extent that it maintains a book-entry system.

21.7	“Close of Business” shall mean the time established by the parties orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.
21.8
“Close of Trading” shall mean, with respect to any Security, the end of the primary trading session established by the principal market for such Security on a Business Day, unless otherwise agreed by the parties.

21.9	“Contractual Currency” shall have the meaning assigned in Section 14.1.
21.10
“Cutoff Time” shall mean a time on a Business Day by which a transfer of cash, securities or other property must be made by Borrower or Lender to the other, as shall be agreed by Borrower and Lender orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.

21.11	“Default” shall have the meaning assigned in Section 10.
21.12
“Distribution” shall mean, with respect to any Security at any time, any distribution made on or in respect of such Security, including, but not limited to: (a) cash and all other property, (b) stock dividends, (c) Securities received as a result of split ups of such Security and distributions in respect thereof, (d) interest payments, (e) all rights to purchase additional Securities, and (f) any cash or other consideration paid or provided by the issuer of such Security in exchange for any vote, consent or the taking of any similar action in respect of such Security (regardless of whether the record date for such vote, consent or other action falls during the term of the Loan). In the event that the holder of a Security is entitled to elect the type of distribution to be received from two or more alternatives, such election shall be made by Lender.

21.13	“Equity Security” shall mean any security (as defined in the Exchange Act) other than a “nonequity security,” as defined in Regulation T.
21.14	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

21.15	“FDIA” shall have the meaning assigned in Section 22.4.

21.16	“FDICIA” shall have the meaning assigned in Section 22.5.
21.17
“Federal Funds Rate” shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in the State of Florida, on the next preceding banking day.

21.18	“Lender” shall have the meaning assigned in Section 1.

21.19	“Loan” shall have the meaning assigned in Section 1.

21.20	“Loan Fee” shall have the meaning assigned in Section 4.1.
21.21
“Loaned Securities” shall mean the three hundred thousand (300,000) shares of Vector Group Ltd. common stock transferred in the Loan hereunder until such Security (or an identical Security) is transferred back to Lender hereunder, except that, if any new or different Security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation or other corporate action, such new or different Security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange is made. For purposes of return of Loaned Securities by Borrower or purchase or sale of Securities pursuant to Section 11, such term shall include Securities of the same issuer, class and quantity as the Loaned Securities, as adjusted pursuant to the preceding sentence.

21.22
“Market Value” shall have the meaning agreed to by Borrower and Lender. Notwithstanding the previous sentence, in the event that the meaning of Market Value has not been set forth in any writing, as described in the previous sentence, Market Value shall be determined in accordance with market practice for the Securities, based on the price for such Securities as of the most recent Close of Trading obtained from a generally recognized source agreed to by the parties or the closing bid quotation at the most recent Close of Trading obtained from such source, plus accrued interest to the extent not included therein (other than any interest credited or transferred to, or applied to the obligations of, the other party pursuant to Section 7, unless market practice with respect to the valuation of such Securities in connection with securities loans is to the contrary). If the relevant quotation did not exist at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation. The determinations of Market Value provided for in any writing described in the first sentences of this Section 21.22 or, if applicable, in the preceding sentence shall apply for all purposes under this Agreement, except for purposes of Section 11.

21.23	“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.
21.24	“Securities” shall mean securities or, if agreed by the parties in writing, other assets.

21.25	“Securities Distributions” shall have the meaning assigned in Section 7.3(a).

21.26	“Tax” shall have the meaning assigned in Section 7.3(a).

21.27	“UCC” shall mean the Florida Uniform Commercial Code.
22.	Intent.
22.1
The parties recognize that the Loan hereunder is a “securities contract,” as such term is defined in Section 741 of Title 11 of the United States Code (the “Bankruptcy Code”), as amended (except insofar as the type of assets subject to the Loan would render such definition inapplicable).

22.2
It is understood that each and every transfer of funds, securities and other property under this Agreement and the Loan hereunder is a “settlement payment” or a “margin payment,” as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code.

22.3
It is understood that the rights given to Borrower and Lender hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code.

22.4
The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then the Loan hereunder is a “securities contract” and “qualified financial contract,” as such terms are defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Loan would render such definitions inapplicable).

22.5
It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment obligation under the Loan hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

22.6
Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Lender agree that the Loan hereunder shall in no event be an “exchange contract” for purposes of the rules of any securities exchange and that the Loan hereunder shall not be governed by the buy-in or similar rules of any such exchange, registered national securities association or other self-regulatory organization.

23.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS.

WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the day and year first above written.

BORROWER:

/s/ Bennett S. LeBow

Bennett S. LeBow

LENDER:

LEBOW ALPHA, LLLP, a Delaware limited liability limited partnership

By:	LEBOW HOLDINGS, INC., a Nevada corporation, its general partner

By:	/s/ Bennett S. LeBow

	Name:	Bennett S. LeBow
	Title:	President

Schedule A
Names and Addresses for Communications
Bennett S. LeBow
c/o Vector Group Ltd.
100 S.E. 2nd Street
32nd Floor
Miami, FL 33131
LeBow Holdings, Inc.
c/o Bennett S. LeBow
667 Madison Avenue
14th Floor
New York, NY 10065